Exhibit 10.40
                                 -------------



                                September 3, 2002




Mark R. Miehle
President and Chief Operating Officer
Paradigm Medical Industries, Inc.
1134 Greymoor Road
Birmingham, AL 35242

         Re: Termination of Employment Agreement Between Paradigm Medical Industries, Inc. and Mark R. Miehle

Dear Mr. Miehle:

         Reference is made to the Employment Agreement dated June 5, 2000 (the "Employment Agreement") between Paradigm Medical Industries, Inc. (the "Company") and Mark R. Miehle ("Miehle") in which the Company agreed to employ Miehle, and Miehle agreed to accept such employment upon the terms and conditions set forth in the Employment Agreement. The parties hereto hereby agree to terminate the Employment Agreement on the following terms and conditions:

         1. The Employment Agreement shall be terminated as of the date of this letter, thereby releasing the Company from its obligations to employ Miehle under the terms of the Employment Agreement and Miehle from having to accept such employment upon the terms and conditions set forth therein;

         2. The stock options issued to Miehle pursuant to the Employment Agreement on April 19, 2000 to purchase 150,000 shares of the Company's common stock at $6.00 per share, on September 11, 2001 to purchase 110,000 shares of common stock at $2.75 per share, and on January 28, 2002 to purchase 55,000 shares of common stock at $2.75 per share (the "Options") shall be fully vested as of the date of this letter and shall continue to be exercisable for a period of one year following the termination of the Consulting Agreement, at which time such Options shall expire and be terminated;

Mark R. Miehle
September 3, 2002
Page 2
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         3.   The  Company  shall  enter  into  a  Consulting   Agreement   (the
              "Consulting Agreement") with Miehle, a copy of which is attached hereto as Exhibit "A", in which the Company shall agree to retain Miehle to render consulting services to the Company, and Miehle
              shall  agree  to  perform  such  services   under  the  terms  and
              considerations set forth therein; and

         4. Miehle agrees to cooperate by returning to the Company any Confidential Information as defined in the Consulting Agreement that may have been furnished by the Company to Miehle during the period he served as President and Chief Operating Officer of the Company or during the period he serves as a consultant to the Company.

         If the foregoing conforms to your understanding, please sign, date and return the enclosed copy of this letter.

                                            Very truly yours,

                                            PARADIGM MEDICAL INDUSTRIES, INC.



                                            By: /s/ Heber C. Maughan
                                            ----------------------------------
                                            Heber C. Maughan, Interim Chief
                                            Executive Officer, Vice President of
                                            Finance and Chief Financial Officer


The foregoing is in conformity with my understanding:

PARADIGM MEDICAL INDUSTRIES, INC.



By: /s/ Mark R. Miehle
   ----------------------------------
       Mark R. Miehle, President and
         Chief Operating Officer

Dated: September 3, 2002